CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF NORTH
                               AMERICAN GAMING, INC.



North American Gaming, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company") hereby certifies pursuant to Section 242 of the General Corporation Law of the State of Delaware:

The Board of Directors, by written consent of all Board Members effective February 4, 2008 duly adopted this resolution:

RESOLVED:

ARTICLE FIRST of the Corporation's Certificate of Amendment of the Certificate of Incorporation shall be amended as follows.

Change of name.   NORTH AMERICAN GAMING, INC. shall change the  corporate  name to China Changjiang Mining & New Energy Co., Ltd.

Article Fourth of the Corporation's Certificate of the Restated Corporate Certificate shall be amended as follows.

The maximum number of shares of capital stock which this Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000) shares of Common Stock, $.001 par value, and Fifty Million (50,000,000) shares of Preferred Stock at $.001 par value.

The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

          Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The preferred stock shall have voting rights over the voting rights of common stock as established by the Board of Directors. The Board of Directors hereby is authorized to cause such shares to be issued in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

          Common Stock - General Provisions. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock, except as otherwise provided herein or required by law.

Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Company.

Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefore.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

          Common Stock - Other Provisions.



       (a) Voting Rights. The shares of Common Stock shall have the following voting rights:



       (1) Each share of Common Stock shall entitle the holder thereof to one vote upon all matters upon which stockholders have the right to vote.

 Except as otherwise required by applicable law, the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

       (b) Dividends and Distributions. Except as otherwise provided in this Certificate of Incorporation, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore; provided, however, that in no event may the rate of any dividend payable on outstanding shares of any class of Common Stock be greater than the dividend rate payable on outstanding shares of the other class of Common Stock. All dividends and distributions on the Common Stock payable in stock of the Corporation shall be made in shares of Common Stock. In no event will shares of Common Stock be split, divided or combined unless the outstanding shares of the Common Stock shall be proportionately split, divided or combined.

  Immediately prior to authorizing the new shares, the existing issued and outstanding shares shall be reversed at the ratio of 30 shares for one share.

RESOLVED,

ARTICLE FIFTH of the Corporation's Certificate of the Restated Corporate Certificate shall be amended by adding the additional language as follows.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER REPRESENTATIVES.

Limitation of Personal Liability.No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Indemnification.  The  Corporation shall, to the fullest  extent  permitted  by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, judgments, fines, amounts paid in settlement, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification of expenses may be entitled under any by-laws, agreements, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

2       This  Certificate  of  Amendment  of   the   Restated   Certificate  of
Incorporation was duly adopted by a majority of the Stockholders of the Corporation, acting by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware at which meeting stockholders holding a majority of the capital stock, voting together as a single class, voted in favor of the Resolutions and this Amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, North American Gaming, Inc., has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed this 4th day of February, 2008.


                               By: _____________________________________

                                   Chen Weidong, Chief Executive Officer